CONTACT:
Company:	Craig Dionne, Ph.D., CEO
GenSpera, Inc. (210) 477-8537
Investors:	Steve Chizzik
The Verrazano Group (908) 688-9111
Media:	Deanne Eagle
Planet Communications (917) 837-5866

GENSPERA RECEIVES FDA APPROVAL FOR G-202 PHASE I CANCER TRIAL

SAN ANTONIO, Texas, September 11, 2009 – GenSpera, Inc. announced today that the Food and Drug Administration (FDA) has approved its Investigational New Drug (IND) application  to begin a Phase I study with its target activated pro-drug, G-202, for the treatment of cancer.

GenSpera’s Phase I clinical study is anticipated to begin in the fourth quarter of 2009 at two major cancer centers: the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins, in Baltimore, MD, and the University of Wisconsin Carbone Cancer Center, in Madison, WI.  The study is designed to enroll patients with cancers that have progressed after treatment with other anti-cancer agents. The primary endpoints of the open-label, dose-escalation study will be to determine the safety, tolerability and pharmacokinetics of the drug, although the design allows the collection of efficacy data as well.

“The acceptance of our IND by the FDA constitutes a defining milestone in the development of an entirely new class of anti-cancer agent that is expected to have broad utility across many tumor types,” commented Dr. Craig Dionne, GenSpera CEO. “We are also pleased that this event underscores the company’s drug development capabilities and commitment to timely achievement of important corporate milestones.”

G-202 is a pro-drug that is selectively activated within tumors by an enzyme present on the tumor blood vessels. In preclinical testing, G-202 was shown to ablate tumors in animal models of breast cancer, prostate cancer and kidney cancer. GenSpera, Inc. owns and controls all rights to G-202 and anticipates a strategic partnership to maximize the value of the drug as it progresses through future clinical trials.

About GenSpera
GenSpera, Inc. is a development stage oncology company focused on therapeutics which deliver a potent, unique and patented drug directly to tumors. GenSpera’s technology platform combines a potent cytotoxin (12ADT) with a pro-drug delivery system that activates the drug only within the tumor. Unlike standard cancer drugs, plant-derived 12ADT kills cells independent of their division rate, thus making it effective at killing all fast- and slow- growing cancers and cancer stem cells. GenSpera’s pro-drug platform is the subject of six issued patents with six additional patents pending.

GenSpera plans to initiate a Phase I cancer trial with its lead drug, G-202, in the fourth quarter of 2009. G-202 targets the established blood vessels that nourish solid tumors, thus destroying the tumor’s blood supply. This is a dramatic improvement upon anti-angiogenic drugs that primarily only stop the growth of new blood vessels. Upon completion of its Phase I trial, GenSpera expects to initiate multiple Phase II trials for G-202 in several different cancer types. The company’s second drug, G-115, will directly target prostate cancer.

For more information, please visit the Company’s website: www.genspera.com.

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